Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 29, 2017, we and our direct and indirect wholly owned subsidiaries, CMC Steel Fabricators, Inc. and CMC Steel US, LLC, entered into the purchase agreement with the sellers, pursuant to which we agreed to acquire the acquired businesses for a cash purchase price of $600.0 million, which is subject to a customary purchase price adjustment.

The following unaudited pro forma condensed combined financial statements, associated adjustments and related information, or the pro forma statements, give effect to the acquisition of the acquired businesses. The unaudited pro forma condensed combined balance sheet assumes this acquisition was consummated on February 28, 2018. The unaudited pro forma condensed combined statement of earnings assumes the acquisition was consummated on March 1, 2017.

The following pro forma statements have been prepared for illustrative purposes only and are not necessarily indicative of what our condensed combined financial position or results of operations actually would have been had the acquisition of the acquired businesses been completed as of the dates indicated. In addition, the pro forma statements do not purport to project the future financial position or operating results of the Company. The pro forma statements do not include (i) all reclassifications or adjustments to conform the acquired business’ financial statement presentation or accounting policies to those adopted by the Company, (ii) potential additional fair value adjustments to equity method investments, cost method investments, content and property, plant and equipment, (iii) adjustments for certain tax assets and liabilities or (iv) the impact of pending or future investments by the Company. The pro forma statements also do not reflect the cost of any integration activities or benefits from the acquisition or synergies that may be derived.

The Company’s fiscal year ends on August 31, while the fiscal year with respect to the acquired businesses ends on December 31. The unaudited pro forma condensed combined statement of earnings for the twelve months ended February 28, 2018 combines the unaudited consolidated condensed statement of earnings of the Company for the twelve months ended February 28, 2018 with the statement of earnings for the acquired businesses for the year ended December 31, 2017. The unaudited pro forma condensed combined balance sheet as of February 28, 2018 combines the unaudited consolidated condensed balance sheet of the Company as of February 28, 2018 with the balance sheet of the acquired businesses as of December 31, 2017. The Company’s consolidated financial data for the last twelve months ended February 28, 2018 has been derived by adding the consolidated statement of earnings and comprehensive income for the fiscal year ended August 31, 2017, as adjusted to give effect to the classification of the additional disposition and wind down as discontinued operations, to the corresponding unaudited consolidated statements of earnings and comprehensive income for the six months ended February 28, 2018 and subtracting the corresponding unaudited consolidated statements of earnings information and comprehensive income for the six months ended February 28, 2017 (except for per share data).

The pro forma statements are based on, and should be read in conjunction with, the following information:

•	notes to the unaudited pro forma condensed combined financial information;

•	the Company’s Current Report on Form 8-K filed on January 2, 2018 relating to the acquisition of the acquired businesses;

•	the Company’s unaudited financial statements for the six months ended February 28, 2018 included in its Quarterly Report on Form 10-Q for the quarter ended February 28, 2018;

•	the Company’s financial statements for the year ended August 31, 2017 included in its Annual Report on Form 10-K for the fiscal year ended August 31, 2017; and

•	the acquired businesses’ financial statements for the year ended December 31, 2017 included herein.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Combined Twelve Months Ended February 28, 2018

	Historical CMC Twelve Months Ended February 28,	Acquired Businesses Year Ended December 31,	Pro Forma Acquisition Adjustments Note 3		Pro Forma Financing Adjustments Note 4		Pro Forma Combined Twelve Months Ended February 28,
(in thousands, except share data)	2018	2017					2018
Net sales	$4,259,644	$1,326,469	—		—		$5,586,113
Costs and expenses:
Cost of goods sold	3,721,738	1,347,867	(22,045)	A	—		5,047,560
Selling, general and administrative expenses	390,809	67,892	(12,907)	B	—		445,794
Loss on debt extinguishment	22,717	—	—		—		22,717
Impairment of assets	13,848	313,064	—		—		326,912
Interest expense	32,179	344	(344)	C	27,928	C	60,107

	4,181,291	1,729,167	(35,296)		27,928		5,903,090
Earnings (loss) from continuing operations before income taxes	78,353	(402,698)	35,296		(27,928)		(316,977)
Income taxes (benefit)	15,204	(76,401)	9,064	D	(7,172)	D	(59,305)

Earnings (loss) from continuing operations	63,149	(326,297)	26,232		(20,756)		(257,672)

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

At February 28, 2018

	Historical CMC	Acquired Businesses	Reclassifications		Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		Pro Forma Combined
			Note 5		Note 6		Note 4
(in thousands, except share data)	February 28, 2018	December 31, 2017							February 28, 2018
Assets
Current assets:
Cash and cash equivalents	$195,184	$2,568	$—		$(600,000)	D	$489,680	A, B	$75,285
					(2,568)	B
					(9,579)	E
Accounts receivable, net	634,721	221,543	—		—		—		856,264
Inventories, net	523,409	160,678	—		4,056	D	—		688,143
Other current assets	118,437	2,330	—		(838)	B	—		119,929
Assets of businesses held for sale & discontinued operations	176,287	—	—		—		—		176,287

Total current assets	1,648,038	387,119	—		(608,929)		489,680		1,915,908
Property, plant and equipment	1,083,202	288,066	—		50,934	D	—		1,422,202
Goodwill	64,504	35,834	—		(35,834)	A	—		64,504
Other intangible assets	—	11,297	(11,297	) A			—
Other assets	114,736	2,012	11,297	A	3,800	D	—		124,169
					(7,676)	B

Total assets	$2,910,480	$724,328	$—		$(597,705)		$489,680		$3,526,783

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$247,586	$81,139	$—		$—		$—		$328,725
Accrued expenses and other payables	213,220	41,617	21,390	B	(16,610)	B	—		256,414
					(3,204)	E
Current maturities of long-term debt	18,958	31,000	—		(31,000)	C	7,500	A	26,458
Other current liabilities	—	21,390	(21,390	) B	—		—		—
Liabilities of businesses held for sale & discontinued operations	50,561	—	—		—		—		50,561

Total current liabilities	530,325	175,146	—		(50,814)		7,500		662,158
Deferred income taxes	18,929	—	—		—				18,929
Retirement benefit obligations	—	15,092	(15,092	) C	—		—
Other long-term liabilities	109,919	4,166	15,092	C	(10,592)	B	—		118,585
Long-term debt	799,834	—	—		—		138,215	A	1,282,014
							343,965	B

Total liabilities	1,459,007	194,404	—		(61,406)		489,680		2,081,685
Net parent investment	—	529,924	—		(529,924)	A, B, C, D	—		—
Stockholders’ equity attributable to CMC	1,451,287	—	—		(6,375)	E	—		1,444,912
Stockholders’ equity attributable to noncontrolling interests	186	—	—		—		—		186

Total liabilities and stockholders’ equity	$2,910,480	$724,328	$—		$(597,705)		$489,680		$3,526,783

See notes to unaudited condensed combined financial information.

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The accompanying pro forma statements are based on our historical consolidated financial statements and the acquired businesses’ historical combined financial statements as adjusted to give effect to the Company’s acquisition of the acquired businesses and the related financing transactions. The unaudited pro forma condensed combined balance sheet assumes this acquisition was consummated on February 28, 2018. The unaudited pro forma condensed combined statement of earnings assumes the acquisition was consummated on March 1, 2017. The Company has adjusted the historical consolidated financial statements in the pro forma financial statements to give effects to items that are (1) directly attributable to the pro forma transactions, (2) factually supportable, and (3) with respect to the statements of earnings, expected to have a continuing impact on the combined results.

The pro forma statements do not include all of the information and note disclosures required by GAAP. The unaudited pro forma condensed combined statement of earnings does not reflect cost savings expected to be realized from the elimination of certain expenses and synergies expected to be created or the costs to achieve such cost savings or synergies. Such costs may be material and no assurance can be given that cost savings or synergies will be realized.

In order to prepare the pro forma statements, the Company performed a preliminary review of the acquired businesses’ accounting policies to identify significant differences. The Company is currently conducting a detailed review of the acquired businesses’ accounting policies to determine if differences in accounting policies require further adjustment or reclassification of the acquired businesses’ results of operations, assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma statements.

Assumptions and estimates underlying the pro forma adjustments are described in the notes below, which should be read in conjunction with the pro forma statements. Since the pro forma statements have been prepared based on preliminary estimates and assumptions, the final amounts may differ materially from the information presented. These estimates and assumptions are subject to change pending further review of the assets to be acquired and liabilities to be assumed, and as additional information becomes available. Additionally, the final purchase price allocation will be determined after the acquisition is completed and the final amounts recorded may differ materially from the information presented.

Note 2. Purchase Consideration

The preliminary purchase price for the acquisition of the acquired businesses is $600.0 million, which is subject to a customary purchase price adjustment. We expect to use the net proceeds from this offering of notes, the incurrence of $150.0 million under the 2018 term loan and cash on hand to fund the cash consideration in connection with the acquisition of the acquired businesses and to pay the fees and expenses related thereto. See Note 5.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Earnings

(A)	Represents the change in depreciation and amortization for the fair value of property, plant and equipment and intangibles for the twelve months ended February 28, 2018. The change in depreciation expense is calculated using the straight line method over the estimated remaining useful lives.

(In thousands)	Twelve months ended February 28, 2018
Estimated depreciation and amortization expense	$16,560
Elimination of historical acquired businesses’ depreciation and amortization expense	(38,605)

Total	$(22,045)

(B)	Reflects the elimination of $10.6 million and $2.3 million of transaction costs recognized in the Company’s and the acquired businesses’ historical financial statements, respectively.

(C)	Reflects the elimination of $0.3 million of historic intercompany interest expense of the acquired businesses.

(D)	Reflects the income tax effect for adjustments related to the acquisition of the acquired businesses using a 25.7% blended U.S. statutory income tax rate.

Note 4. Pro Forma Financing Adjustments

Balance Sheet Adjustments:

(A)	Reflects the assumed net proceeds to the Company of $145.7 million draw on the 2018 term loan, net of debt issuance costs of $4.3 million. These debt issuance costs will be amortized through interest expense over the life of the 2018 term loan using the effective interest method. The total 2018 term loan has been reflected on the balance sheet, of which $7.5 million is current based on the stated repayment terms.

(B)	Reflects the assumed net proceeds to the Company of $344.0 million from the issuance of the notes, after paying underwriting and other transaction costs of $6.0 million, which will be amortized through interest expense over the life of the notes using the effective interest method.

Statement of Earnings Adjustments:

(C)	Reflects an adjustment for the increase in interest expense as a result of the assumed issuance of the 2018 term loan and the notes for the twelve months ended February 28, 2018. After consummation of these transactions, the Company’s outstanding indebtedness on a pro forma basis as of February 28, 2018 is expected to consist of (i) $330.0 million of 4.875% Senior Notes due May 15, 2023 (ii) $300.0 million of 5.375% Senior Notes due July 15, 2027 (iii) $146.3 million senior secured term loan due June 2022 (iv) $150.0 million senior secured term loan due 2022 and (v) $350.0 million of borrowings under the notes. The foregoing are assumptions used for preparing these pro forma statements. The actual sources and terms of financing may differ. The individual components of the increase in interest expense are as follows:

(In thousands)	Twelve Months Ended February 28, 2018
Pro forma interest expense associated with the 2018 Term Loan (an assumed effective interest rate of approximately 4.62%, including amortization of debt issuance costs)	$6,174
Pro forma interest expense associated with the Senior Notes (an assumed effective interest rate of approximately 6.22%, including amortization of debt issuance costs)	21,754

Pro forma interest expense	$27,928

If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense on the term loan and the notes would increase or decrease by approximately $0.7 million and $3.5 million, respectively.

(D)	Reflects the income tax effect for adjustments related to the financing using a 25.7% blended U.S. statutory income tax rate.

Note 5. Reclassification of acquired businesses’ Historical Financial Information

Financial information in the “Historical acquired businesses’” columns in the pro forma statements has been reclassified to conform to the presentation in the Company’s historical financial statements. The reclassification adjustments are summarized as follows:

(A)	Represents a reclassification adjustment of $11.3 million to increase other assets in order to align with the Company’s presentation of other intangibles in Other assets.

(B)	Represents a reclassification adjustment of $21.4 million to increase Accrued expenses and other payables in order to align with the Company’s presentation of other current liabilities in Accrued expenses and other payables.

(C)	Represents a reclassification adjustment of $15.1 million to increase Other long-term liabilities in order to align with the Company’s presentation of retirement benefit obligations within Other long-term liabilities.

Note 6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following summarizes the pro forma adjustments to give effect to the acquisition of the acquired businesses as if it had occurred on February 28, 2018.

(A)	To eliminate $35.8 million of Gerdau S.A.’s historical goodwill.

(B)	To reflect the elimination of assets and liabilities that are being retained by the acquired businesses, as follows:

(In thousands)	As of December 31, 2017
Current assets
Cash	$2,568
Other current assets	838

Other assets
Customer relationships	$7,676

Current liabilities
Sales and payroll taxes payable	$5,990
Accrued benefits and salaries	5,137
Workers compensation liability	3,180
Accounts payable	2,228
Accrued interest on intercompany loan	75

$16,610

Noncurrent liabilities
Workers compensation liability	$4,166
Accrued pension cost	6,426

$10,592

(C)	To eliminate the acquired businesses’ historical loan from affiliate of $31.0 million.

(D)	The following table presents our preliminary estimates of the assets to be acquired and the liabilities to be assumed by CMC, reconciled to the estimate of consideration expected to be transferred. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of the tangible and intangible assets acquired and liabilities assumed, which may be materially different than the value of assets acquired and liabilities assumed in the estimated pro forma adjustments. The pro forma adjustments are preliminary and based on estimates of fair values and have been prepared to illustrate the estimated effects of the Acquisition. The allocation is dependent upon certain valuation and other studies conducted to date; however, not all such work has been completed. Additionally, useful lives assigned to the acquired assets will be determined after the closing of the acquisition of the acquired businesses. For purposes of the pro forma statements, we have assumed a useful life of 25, 15, and 5 years for real property, personal property, and intangibles, respectively.

(in thousands)
Net book value of assets acquired	$529,924

Adjustment for removal of historical goodwill	(35,834)
Adjustment for removal of intercompany loan	31,000
Adjustment for removal of other assets and liabilities	16,120

Adjusted net book value of assets acquired	$541,210

Fair value adjustments:
Inventory	4,056
Property, plant and equipment	50,934
Identified intangibles	3,800

Fair value of assets acquired and liabilities assumed	$600,000
Estimated purchase price	$600,000

(E)	The impact of our future estimated acquisition related expenses as follows:

Acquisition Related Expenses
(in thousands)
Estimated total acquisition related expenses	$19,188
Less: Expenses paid through February 28, 2018	(7,406)
Less: Expenses accrued through February 28, 2018	(3,204)
Less: Tax impact associated with future expenses	(2,203)

Future acquisition related expenses, net of taxes	$6,375

Add: Expenses accrued through February 28, 2018 to-be-paid	3,204

Future fees to be paid from cash	$9,579